UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

DexCom, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 14, 2010

To Our Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of DexCom, Inc. to be held at the Hotel Solamar located at 435 6th Avenue, San Diego, California 92101, on May 19, 2010, at 2:00 p.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of DexCom, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Terrance H. Gregg
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2010.

THIS PROXY STATEMENT AND OUR ANNUAL REPORT ARE AVAILABLE VIA THE WEBSITE LOCATED AT www.proxyvote.com.

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of DexCom, Inc., a Delaware corporation. The meeting will be held on May 19, 2010 at 2:00 p.m. local time at the Hotel Solamar located at 435 6th Avenue, San Diego, California 92101, for the following purposes:

1. To elect two Class II directors to hold office until our 2013 Annual Meeting of Stockholders.

2. To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is March 26, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Terrance H. Gregg
President and Chief Executive Officer

San Diego, California

April 14, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder. Under recent amendments to New York Stock Exchange rules, brokers no longer have discretion to vote their clients’ shares on a number of important matters, including the election of directors. If you do not instruct your broker how to vote on the election of directors this year, your shares will not be counted. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions.

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2010

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We sent you this proxy statement and the accompanying proxy card because the Board of Directors of DexCom, Inc., or the Board, is soliciting your proxy to vote at its 2010 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card.

We mailed this proxy statement, the accompanying proxy card and our annual report on or about April 14, 2010 to all stockholders of record entitled to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 19, 2010.

The proxy statement and annual report to security holders are available at www.proxyvote.com.

Stockholders may access the proxy statement, proxy card, and our 2009 Annual Report on Form 10-K on the above website.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 26, 2010, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 56,660,633 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you must provide your broker, bank or other agent with instructions on how to vote the shares in your account in order for your shares to be voted. Under recent amendments to New York Stock Exchange rules, brokers no longer have discretion to vote their clients’ shares on a number of important matters, including the election of directors. If you do not instruct your broker how to vote on the election of directors this year, your shares will not be counted. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•	the election of two Class II directors to hold office until our 2013 Annual Meeting of Stockholders,

•

the ratification of the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

How do I vote?

For the election of directors, you may either vote “For” the two nominees or you may “Withhold” your votes for the nominees. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Voting Electronically via the Internet or Telephone

In addition to voting in person or by returning the enclosed proxy card, stockholders of record may vote their shares either via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage, you may also be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the proxy statement and related proxy materials the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm participates in Broadridge’s program, your voting form from the bank or brokerage firm will provide you with specific instructions for voting your shares. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on March 26, 2010, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees for director, and “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers, and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners or pay a proxy solicitor to assist in the solicitation of proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy with a later date,

•	you may send a written notice that you are revoking your proxy to our Secretary at 6340 Sequence Drive, San Diego, California 92121, or

•	you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by December 16, 2010, to our Secretary at 6340 Sequence Drive, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than March 7, 2011 but no earlier than February 3, 2011. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For” and “Withhold” votes and broker non-votes with respect to the election of directors and, with respect to any proposals other than the election of directors, “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions and broker non-votes will be counted as present and entitled to vote for the purposes of establishing a quorum, but will not be counted towards the affirmative vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Under recent amendments to New York Stock Exchange rules, brokers no longer have discretion to vote their clients’ shares on a number of important matters, including the election of directors. If you do not instruct your broker how to vote on the election of directors this year, your shares will not be counted. Discretionary items are proposals considered routine on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, such as the vote for ratification of our independent registered public accounting firm. On non-discretionary items, such as the vote for election of directors, if you do not give instructions to your broker, bank or other agent, the shares will not be voted and will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote on the matter either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 56,660,633 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 28,330,318 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K four business days after the date the annual meeting ends.

PROPOSAL 1

ELECTION OF DIRECTORS

As of the annual meeting, our Board of Directors will consist of seven members and is divided into three classes, each of which has a three-year term. Class I consists of three directors, Class II consists of two directors, and Class III consists of two directors. Two Class II director nominees are to be elected at this annual meeting to serve until our 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes III and I expire at our 2011 and 2012 Annual Meetings of Stockholders, respectively.

The nominees for Class II directors are Jay S. Skyler, M.D. and Donald A. Lucas. Dr. Skyler and Mr. Lucas are current directors, each elected at our 2007 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting. The nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the nominees named above or, if the nominees become unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. The nominees have agreed to serve as a director if elected, and we have no reason to believe that the nominees will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

The following is biographical information as of April 4, 2010 for the nominees for Class II director and each person whose term of office as a Class I or III director will continue after the annual meeting.

Name	Age	Position
Class II Directors
Jay S. Skyler, M.D.	63	Director
Donald A. Lucas	47	Director
Class III Directors
Jonathan T. Lord, M.D.	55	Director
Eric Topol, M.D.	55	Director
Class I Directors
Terrance H. Gregg	61	President, Chief Executive Officer and Director
Kevin Sayer	52	Director
Nicholas Augustinos	51	Director

Nominees for Election for a Three-year Term Expiring at the 2013 Annual Meeting

Donald A. Lucas has served on our Board of Directors since May 2002. Mr. Lucas, a second generation venture capitalist, formed Lucas Venture Group, LLC, a private venture capital firm, in 2007. Prior to forming Lucas Venture Group, Mr. Lucas founded RWI Ventures, also a venture capital firm, and continues to serve as its sole managing member. Mr. Lucas has been an active venture investor for more than 25 years. Previously, Mr. Lucas spent over a decade with his father, Donald L. Lucas, investing in a number of venture backed companies in the technology and life sciences sectors, including Macromedia and Quantum Health Resources. Deals identified by Mr. Lucas have included Intuitive Surgical and Coulter Pharmaceutical. Mr. Lucas currently serves as a director of Response Analytics, Inc., and as a board observer of Paracor Medical and Force 10 Networks (formerly Turin Networks), both privately held companies. Mr. Lucas also serves as a director of the Silicon Valley Chapter of the Juvenile Diabetes Research Foundation (“JDRF”), the Richard M. Lucas Foundation, and is a member of the UCSF Diabetes Center Leadership Council. Mr. Lucas holds a B.A. from

Santa Clara University. As the founder of a multiple venture capital firms in Silicon Valley, Mr. Lucas brings to the Board significant senior leadership, management, operational, financial, and market development experience. Mr. Lucas also has significant experience investing in medical device companies.

Jay S. Skyler, M.D., MACP has served on our Board of Directors since September 2002. Dr. Skyler is a Professor of Medicine, Pediatrics and Psychology and Associate Director of the Diabetes Research Institute at the University of Miami in Florida, where he has been employed since 1976. Dr. Skyler also serves as Study Chairman for the National Institute of Diabetes & Digestive & Kidney Diseases Type 1 Diabetes TrialNet clinical trials network. Dr. Skyler also serves as a director of Amylin Pharmaceuticals, Inc., and until 2001, served as a director of MiniMed, Inc. until its acquisition by Medtronic, Inc. Dr. Skyler received a B.S. from Pennsylvania State University and an M.D. from Jefferson Medical College. As a scholar and educator in the field of endocrinology, Dr. Skyler brings to the Board industry and technical experience directly related to our company’s research and development. In addition, Dr. Skyler’s board service with other public companies provides cross-board experience.

Directors Continuing in Office Until the 2011 Annual Meeting

Jonathan T. Lord, M.D. has served as a director since May 2008. From April 2009 to January 2010, Dr. Lord served as President and Chief Executive Officer of Navigenics, Inc., a privately held healthcare company, and currently serves on the Board of Directors of Navigenics. From April 2000 to April 2009, Dr. Lord served as Chief Innovation Officer and Senior Vice President at Humana Inc., a health benefits company. From October 1999 to April 2000, Dr. Lord served as President of Health Dialog, a health information provider, and from April 1997 to October 1999, he served as Chief Operating Officer of the American Hospital Association, a national organization representing hospitals, health care networks and their patients. Dr. Lord also serves as a director of Stericyle, Inc. Dr. Lord received a B.S. degree in chemistry and a M.D. degree from the University of Miami. Through Dr. Lord’s experience in healthcare technology and insurance, he provides the Board with senior leadership and critical guidance on issues relating to technology, market and commercial development.

Eric Topol, M.D. has served as a director since July 2009. Dr. Topol is the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Professor of Translational Genomics at the Scripps Research Institute, the Chief Academic Officer of Scripps Health, and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol served on the Scientific Advisory Board of Cardionet, Inc., and currently serves on the Board of Directors of Sotera Wireless, Inc. He is the Vice-Chairman and Founding Board Member of the newly established Gary and Mary West Wireless Health Institute. As a practicing physician, academic and thought leader in wireless healthcare technologies, Dr. Topol is uniquely situated to provide the Board with guidance on its technology, clinical and market development.

Directors Continuing in Office Until the 2012 Annual Meeting

Terrance H. Gregg has served on our Board of Directors since May 2005, and as our President and Chief Executive Officer since June 2007. Since 1999, Mr. Gregg has served as a director of Vasogen, Inc., an immunotherapy company focused on heart failure and neurogenerative diseases, and has served as its Chairman since March 2006. Since September 2004, Mr. Gregg has been a Special Venture Partner with Galen Collaborative Capital, a private equity firm, and has operated THG Consulting LLC, a health care advisory firm. From July 2002 to September 2004, Mr. Gregg served as a senior adviser to the diabetes business of Medtronic, Inc., a medical technology company. Mr. Gregg served as President and Chief Operating Officer of MiniMed, Inc., a medical technology company focused on insulin pumps for people with diabetes, from October 1996 until its acquisition by Medtronic, Inc. in August 2001, and Mr. Gregg served as a Vice President of Medtronic and President of Medtronic MiniMed after the acquisition until July 2002. Mr. Gregg formerly served as the Chairman of the American Diabetes Association Research Foundation Board. Mr. Gregg received a B.S. from Colorado State University. As our President and Chief Executive Officer, Mr. Gregg brings to the Board significant senior leadership, industry, technical, and global experience. As CEO, Mr. Gregg has direct responsibility for our strategy and operations.

Kevin Sayer has served on our Board of Directors since November 2007. Since April 2007, Mr. Sayer has served as Chief Financial Officer of Biosensors International Group, Ltd., or Biosensors, a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Prior to joining Biosensors from May 2005 to April 2007, Mr. Sayer served as an independent healthcare and medical technology industry consultant. From March 2004 to May 2005, Mr. Sayer was Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., a company offering clinical reference laboratory services. From August 2002 to March 2004, Mr. Sayer worked as an independent healthcare and medical technology industry consultant. Mr. Sayer served as Chief Financial Officer of MiniMed, Inc. from May 1994 until its was acquired by Medtronic, Inc. in August 2001. Mr. Sayer served as Vice President and General Manager of Medtronic MiniMed after the acquisition until August 2002. Mr. Sayer is a Certified Public Accountant and received his Master’s Degree in Accounting and Information Systems concurrently with a B.A., both from Brigham Young University. Mr. Sayer’s experience as Chief Financial Officer for Biosensors and MiniMed, as well as his educational background in accounting, provides the Board with significant experience in financial and transactional matters.

Nicholas Augustinos has served on our Board of Directors since November 2009. Since March 2005, Mr. Augustinos has worked for Cisco Systems, Inc. (“Cisco”), initially as a Director of Cisco’s Internet Business Solutions Group, and subsequently as a Senior Director of its Global Healthcare Solutions Group. Mr. Augustinos holds a seat on the Board of Directors of Continua Alliance, a non-profit, open industry coalition of the healthcare and technology companies collaborating to improve the quality of personal healthcare. Having an extensive career in healthcare technology, Mr. Augustinos brings to the Board significant business and market development experience related to the business issues facing early stage commercialization companies.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

As required under NASDAQ Global Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Gregg, our President and Chief Executive Officer. In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, and us or one of our subsidiaries or affiliates based on information provided by the director, our records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any other public company for which the non-employee director serves as a director. The relationships and transactions reviewed by our Board included the following:

•

the father and son relationship between Donald L. Lucas and Donald A. Lucas, in which case the Board determined that such relationship would not interfere with the exercise of independent judgment of either of them as directors.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable NASDAQ listing standards.

Our Board of Directors is led by an independent Chairman, Mr. Donald L. Lucas. On March 23, 2010, Mr. Lucas notified us of his decision to retire from the Board. Mr. Lucas’ term as a Class II director extends through May 19, 2010, and Mr. Lucas will serve the remainder of his term. Immediately upon the end of Mr. Lucas’ term, Jonathan Lord will assume the role of Chairman of the Board. Our President and Chief Executive Officer, Mr. Terrance Gregg, is the only member of the Board who is not an independent director. All committees of our Board of Directors are made up entirely of independent directors. We believe that this leadership structure facilitates the accountability of our Chief Executive Officer to the Board of Directors, strengthens the Board’s independence from management and ensures that the independent directors maintain proper oversight of management. In addition, separation of the office of Chairman allows Mr. Gregg to focus on his duties as President and Chief Executive Officer. We do not have a policy requiring separation of the Chief Executive Officer and Chairman roles, and we may reconsider our leadership structure from time to time based on considerations at that time.

Board of Directors’ Role in Risk Oversight

Management continually monitors the material risks we face, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. Our Board of Directors performs these functions in a number of ways, including the following:

•	at its regularly scheduled meetings, the Board of Directors receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•

the audit committee assists the Board of Directors in its oversight of risk management by discussing with management our guidelines and policies regarding financial and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•

through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and governance committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2009, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee
Terrance H. Gregg
Donald L. Lucas(1)	X	*			X
Sean Carney(2)	X		X	*
Donald A. Lucas	X		X
Jonathan T. Lord, M.D.(3)(5)			X	*	X	*
Kevin Sayer(4)	X
Jay S. Skyler, M.D.(5)					X
Eric Topol, M.D.(5)			X
Nicholas Augustinos(4)					X
Total meetings in fiscal year 2009	8		5		4

*	Committee Chairperson

(1)	Mr. Lucas decided to not stand for reelection and will retire from the Board effective immediately upon commencement of the 2010 Annual Meeting of Stockholders, and will also retire from serving on the audit committee and nominating and governance committee at the same time.

(2)	Mr. Carney resigned from the Board of Directors and the audit committee and compensation committee effective March 17, 2009.

(3)	Dr. Lord assumed chairmanship of the compensation committee effective March 17, 2009.

(4)	Effective immediately upon the commencement of the 2010 Annual Meeting of Stockholders, Mr. Sayer will assume the role of Chairman of the audit committee, and Mr. Augustinos will join the audit committee as a member.

(5)	Effective immediately upon the commencement of the 2010 Annual Meeting of Stockholders, Dr. Lord will step down as Chairman of the nominating and governance committee, and Dr. Skyler will assume the role of Chairman of the nominating and governance committee. In addition, Dr. Topol will join the nominating and governance committee as a member.

Audit Committee

The audit committee operates pursuant to a written charter that is available on our website at http://www.dexcom.com. The audit committee reviews and evaluates our financial statements, accounting practices and our internal accounting procedures, selects and engages the appointment of our independent registered public accounting firm and reviews the results and scope of the audit and other services provided by our independent registered public accounting firm.

Audit Committee Financial Experts. Our Board of Directors has determined that each of Kevin Sayer and Donald A. Lucas qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC, rules. In addition, each member of our audit committee possesses the financial qualifications required of audit committee members set forth in the rules and regulations of the NASDAQ Global Market. The Board made a qualitative assessment of the committee members’ level of knowledge and experience based on a number of factors, including formal education and experience.

Compensation Committee

The compensation committee operates pursuant to a written charter that is available on our website at http://www.dexcom.com. The compensation committee reviews and determines the compensation and benefits of our executive officers, reviews and recommends to our Board the compensation for our non-employee directors, reviews annually and recommends to our Board cash-based and equity-based incentive compensation under our equity compensation and employee benefits plans and reviews our general policies relating to compensation and benefits. Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, or the Code.

Compensation Committee Policies and Procedures. The compensation committee reviews management’s recommendations for compensation and benefits for executive officers. The compensation committee reviews and determines the amount and composition of executive compensation to be paid to the executive officers, including the Chief Executive Officer.

The compensation committee annually reviews and evaluates base salary and bonuses for all executive officers, and in conducting such reviews, places primary consideration upon the recommendations by the Chief Executive Officer, along with the rationale for such recommendations, with the exception of the compensation review of the Chief Executive Officer himself. The Chief Executive Officer does not participate in the compensation committee’s review or decision as to his compensation package. In establishing individual compensation levels, the compensation committee considers our overall strategic objectives and performance, our stock performance, peer group comparisons and individual performance. No formula is used to determine an executive’s salary. Our overall performance and the achievement of financial and business objectives are considered.

Management’s Role in the Compensation-Setting Process. Management, including our named executive officers, plays some role in the compensation-setting process. The most significant aspects of management’s role are evaluating employee performance, assisting in establishing performance targets and objectives, and recommending salary levels and equity awards. The Chief Executive Officer works with the compensation committee in establishing the agenda for compensation committee meetings. Management also prepares meeting information for each compensation committee meeting.

Use of Compensation Consultants. The compensation committee has in the past engaged compensation consultants to conduct a review and analysis of how our compensation practices compare with our peer group of companies, including during 2006 and 2007.

Nominating and Governance Committee

The nominating and governance committee operates pursuant to a written charter that is available on our website at http://www.dexcom.com. The nominating and governance committee makes recommendations to our Board of Directors concerning candidates for election to our Board of Directors and other corporate governance matters.

The nominating and governance committee considers director nominees recommended by sitting directors, officers, employees, stockholders and others using the same criteria to evaluate all candidates. The nominating and governance committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the nominating and governance committee recommends the candidate for consideration by the full Board. The nominating and governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, but has not done so to date.

Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals: responsibility to our stockholders, technology leadership in diabetes care, effective execution, high customer satisfaction and superior employee working environment. The nominating and governance committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as personal skills, diversity and professional experience in diabetes care, medical technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective board of directors. In evaluating potential candidates for the Board, the nominating and governance committee considers these factors in the light of the specific needs of the Board at that time. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the nominating and governance committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business. Board members are expected to prepare for, attend and participate in meetings of the Board and committees on which they serve, and are strongly encouraged to attend our annual meetings of stockholders.

The nominating and governance committee will consider director candidates recommended by stockholders. The nominating and governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “When are stockholder proposals due for next year’s annual meeting?” on page 3 of this proxy statement. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, the nominating and governance committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. Directors who attended our annual meeting of stockholders in 2009 included Terrance H. Gregg, Donald A. Lucas, Donald L. Lucas, Jonathan T. Lord, M.D., Kevin Sayer and Jay S. Skyler, M.D.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics for Employees and Directors that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, for financial employees that applies to our principal executive officer, principal financial officer, chief administrative officer, principal accounting officer, controller and other employees of the finance department designated by our chief financial officer. These codes are available on our website at http://www.dexcom.com. If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Secretary, at 6340 Sequence Drive, San Diego, California 92121. Our Secretary will forward the communication to the Board. We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Secretary is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders.

DIRECTOR COMPENSATION

Annual Retainers Paid to Directors. During 2009, each of our non-employee directors was entitled to receive an annual retainer with a value equal to $30,000. The Chairman of the Board, the Chairman of the audit committee, the Chairman of the compensation committee and the Chairman of the nominating and governance committee also received additional annual retainers with values equal to $10,000, $20,000, $15,000 and $10,000, respectively. During 2009, directors were paid annual retainers and applicable chairmanship retainers through stock option grants with Black-Scholes values equal to the amounts set forth above. All of our directors, including our non-employee directors, are reimbursed for their reasonable expenses in attending Board of Directors and committee meetings.

During 2010, each of our non-employee directors will receive the annual retainer in the form of restricted stock units with a Black-Scholes value of $30,000. In addition, the Chairman of the Board, the Chairman of the audit committee, the Chairman of the compensation committee and the Chairman of the nominating and governance committee will also receive additional annual retainer restricted stock unit grants with Black-Scholes values of $10,000, $20,000, $15,000 and $10,000, respectively. The annual retainer restricted stock units will be granted on the date of the annual meeting of stockholders and will vest in one annual installment.

Equity Awards Granted to Directors. Under our 2005 Equity Incentive Plan, our Board has discretion to determine the value and number of equity awards granted to non-employee directors from time to time. For 2009, other than the Chairman of the Board, each of our non-employee directors received an annual option grant with a

Black-Scholes value of $125,000, which option grant vests in equal monthly installments over twelve months. The Chairman of the Board received an annual option grant with a Black-Scholes value of $150,000. For 2010, each director, other than the Chairman of the Board, will receive an annual grant of restricted stock units with a Black-Scholes value of $125,000, which will vest in one annual installment. The Chairman of the Board will receive an annual grant of restricted stock units with a Black-Scholes value of $150,000, which will also vest in one annual installment. Annual grants to our non-employee directors are made on the date of the annual meeting of stockholders. Incoming non-employee directors receive a one-time grant of the number of stock options with a Black-Scholes value of $300,000, which option grant vests in equal monthly installments over thirty-six months.

Director Compensation Table

The following table provides information for 2009 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2009. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or, except for reasonable expenses for attending Board and committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Nicholas Augustinos(3)	$—	$314,719	—	—	$314,719
Terrance Gregg(4)	—	—	—	—	—
Jonathan Lord, M.D.(5)	—	180,001	—	—	180,001
Donald A. Lucas	—	155,001	—	—	155,001
Donald L. Lucas(5)	—	210,001	—	—	210,001
Kevin Sayer	—	155,001	—	—	155,001
Jay S. Skyler, M.D.	—	155,001	—	—	155,001
Eric Topol, M.D.(6)	—	325,730	—	—	325,730
Sean Carney(7)	—	—	—	—	—

(1)	In 2009, our non-employee directors were issued stock options as compensation for their annual retainers, and did not receive any cash compensation.

(2)	These amounts reflect the grant date fair value of options granted during 2009, computed in accordance with FASB ASC Topic 718. As of December 31, 2009, Mr. Augustinos had options outstanding for 69,384 shares, Mr. Gregg had options outstanding for 1,676,890 shares, 76,890 of which were received as compensation while a non-employee director, Mr. Donald A. Lucas had options outstanding for 164,160 shares, Dr. Lord had options outstanding for 138,865 shares, Mr. Donald L. Lucas had options outstanding for 214,133 shares, Mr. Sayer had options outstanding for 150,919 shares, Dr. Skyler had options outstanding for 164,160 shares, and Dr. Topol had options outstanding for 98,706 shares.

(3)	Mr. Augustinos was appointed to the Board of Directors effective November 20, 2009. His compensation during 2009 reflects the initial stock option issuance granted to incoming directors with a Black-Scholes value equal to $300,000, as well as a stock option issuance to compensate Mr. Augustinos for his annual retainer, which was a prorated amount of $14,714 based on his length of service.

(4)	Mr. Gregg received no compensation for his service as a director.

(5)	On March 23, 2010, Mr. Lucas notified us of his intention to retire from the Board effective immediately upon commencement of the 2010 Annual Meeting of Stockholders, and he will also retire from serving on the audit committee and nominating and governance committee at the same time. Immediately upon the end of Mr. Lucas’ term, Jonathan Lord, M.D., a current member of the Board, will assume the role of Chairman of the Board.

(6)	Dr. Topol was appointed to the Board of Directors effective July 9, 2009. His compensation during 2009 reflects the initial stock option issuance granted to incoming directors with a Black-Scholes value equal to $300,000, as well as a stock option issuance to compensate Dr. Topol for his annual retainer, which was a prorated amount of $25,727 based on his length of service.

(7)	Mr. Carney resigned from the Board of Directors and the audit committee and compensation committee effective March 17, 2009 and consequently received no cash or equity compensation during 2009.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended December 31, 2009 and 2008. All fees described below were approved by the audit committee.

	Fiscal Year Ended December 31,
	2009	2008
Audit Fees(1)	$676,167	$453,553
Audit-related Fees	5,750	5,200
Tax Fees(2)	15,000	26,140

Total Fees	$696,917	$484,893

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements and the assessment of our internal control over financial reporting. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters and consents), as well as fees for analysis and advice related to adoption of various accounting methods, including EITF 08-1 (ASU 2009-13), EITF 07-5 (ASC 815-40) and APB 14-1 (ASC 470-20).

(2)	Represents fees related to Code Section 382 tax studies.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. This policy is set forth in the charter of the audit committee that is available at www.dexcom.com.

The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm for auditing our consolidated financial statements and concluded they were.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee DexCom’s financial reporting processes on behalf of the Board of Directors. The audit committee’s functions are more fully described in the audit committee charter, which is available on DexCom’s website at http://www.dexcom.com. Management has the primary responsibility for DexCom’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management DexCom’s audited financial statements as of and for the fiscal year ended December 31, 2009.

The audit committee reviewed with Ernst & Young LLP such matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the Public Company Accounting Oversight Board. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements, their evaluations of DexCom’s internal controls, and the overall quality of DexCom’s financial reporting.

Based on these reviews and discussions, the audit committee has recommended to the Board of Directors that such audited financial statements be included in DexCom’s annual report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The audit committee also has engaged Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and is seeking ratification of such selection by the stockholders.

Audit Committee

Donald L. Lucas, Chairman

Donald A. Lucas

Kevin Sayer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 31, 2010:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each named executive officer as set forth in the summary compensation table below; and

•	all executive officers and directors as a group.

The percentage of shares beneficially owned is based on 57,436,259 shares of common stock outstanding as of March 31, 2010. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless indicated above, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

Beneficial Owner	Shares of Common Stock Beneficially Owned
	Number	Percentage
Directors and Named Executive Officers
Nicholas Augustinos(1)	12,645	*
Andrew Balo(2)	374,895	*
Richard Doubleday(3)	2,277	*
Terrance H. Gregg(4)	2,136,461	3.6
John Lister(5)	53,617	*
Jonathan T. Lord, M.D.(6)	114,179	*
Donald A. Lucas(7)	169,287	*
Donald L. Lucas(8)	643,042	1.1
Steven R. Pacelli(9)	377,804	*
Jess Roper(10)	117,132	*
Kevin Sayer(11)	146,103	*
Jay S. Skyler, M.D.(12)	318,171	*
Eric Topol, M.D.(13)	31,748	*
Jorge Valdes(14)	388,819	*
All directors and executive officers as a group (19 persons)(15)	5,283,766	8.6

All 5% Stockholders
Entities affiliated with Federated Investors, Inc.(16)	5,156,915	9.0
Entities affiliated with The TCW Group, Inc.(17)	3,410,015	5.9

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Represents options to purchase 12,645 shares of our common stock that are exercisable within 60 days of March 31, 2010.

(2)	Represents options to purchase 362,634 shares of our common stock that are exercisable within 60 days of March 31, 2010, as well as 12,261 shares held directly by Mr. Balo.

(3)	Represents options to purchase 2,277 shares of our common stock that are exercisable within 60 days of March 31, 2010.

(4)	Represents options to purchase 1,465,737 shares of our common stock that are exercisable within 60 days of March 31, 2010, as well as 670,724 shares held directly by Mr. Gregg.

(5)	Represents options to purchase 52,117 shares of our common stock that are exercisable within 60 days of March 31, 2010, as well as 1,500 shares held directly by Mr. Lister.

(6)	Represents options to purchase 114,179 shares of our common stock that are exercisable within 60 days of March 31, 2010.

(7)	Represents options to purchase 164,160 shares of our common stock that are exercisable within 60 days of March 31, 2010, as well as 5,127 shares held directly by Mr. Donald A. Lucas.

(8)	Includes 428,909 shares held by various trusts in which Mr. Lucas is a trustee. Mr. Lucas disclaims beneficial ownership of the shares held in the various trusts in which he is a trustee, except to the extent that he is the beneficiary of any of such trusts. Mr. Lucas’ address is 3000 Sand Hill Road, Building 3-210, Menlo Park, CA 94025. Also includes options to purchase 214,133 shares of our common stock that are exercisable within 60 days of March 31, 2010.

(9)	Represents options to purchase 365,072 shares of our common stock that are exercisable within 60 days of March 31, 2010, as well as 12,732 shares held directly by Mr. Pacelli.

(10)	Represents options to purchase 103,961 shares of our common stock that are exercisable within 60 days of March 31, 2010, as well as 13,171 shares held directly by Mr. Roper.

(11)	Represents options to purchase 140,310 shares of our common stock that are exercisable within 60 days of March 31, 2010 as well as 5,793 shares held directly by Mr. Sayer.

(12)	Represents options to purchase 164,160 shares of our common stock that are exercisable within 60 days of March 31, 2010, as well as 134,011 shares held directly by Dr. Skyler, and 20,000 shares held by various trusts in which Dr. Skyler is a trustee. Dr. Skyler disclaims beneficial ownership of the shares held in the various trusts in which he is a trustee, except to the extent that he is the beneficiary of any of such trusts.

(13)	Represents options to purchase 31,748 shares of our common stock that are exercisable within 60 days of March 31, 2010.

(14)	Represents options to purchase 361,947 shares of our common stock that are exercisable within 60 days of March 31, 2010, as well as 26,872 shares held directly by Mr. Valdes.

(15)	Represents options to purchase 3,861,919 shares of our common stock that are exercisable within 60 days of March 31, 2010 as well as a total of 1,421,847 shares held directly by the directors and officers.

(16)	Represents shares held by Federated Investors, Inc. according to its Schedule 13G filing made on February 11, 2010. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222.

(17)	Represents shares held by The TCW Group, Inc., on behalf of the TCW Business Unit according to its Schedule 13G filing made on February 11, 2010. The address of The TCW Group, Inc., on behalf of the TCW Business Unit is 865 South Figueroa Street, Los Angeles, CA 90017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that the following reports of changes in ownership were inadvertently filed late: John Lister, Eric Topol and Nicholas Augustinos—one form 4 each.

EXECUTIVE OFFICERS

The following is biographical information as of March 31, 2010 for our executive officers with the exception of our President and Chief Executive Officer who is discussed above.

Name	Age	Position
Jess Roper	45	Vice President and Chief Financial Officer
Andrew K. Balo	62	Senior Vice President of Clinical and Regulatory Affairs and Quality Assurance
Richard Doubleday	47	Vice President of Sales
Peter Gerhardsson	56	Vice President of International Business Development
Claudia Graham	50	Vice President of Marketing
Laura Johnson	38	Vice President of Intellectual Property
John Lister	35	Vice President of Legal Affairs
Jeffrey Moy	49	Vice President of Operations
Steven R. Pacelli	38	Chief Administrative Officer
Jorge Valdes	48	Senior Vice President of Operations
Richard Yang	35	Vice President of Strategic Affairs

Jess Roper has served as our Vice President and Chief Financial Officer since March 2008. Mr. Roper joined us in March 2005 as Director of Finance and served as interim Chief Financial Officer from July 2007 to February 2008. From December 2003 to March 2005, Mr. Roper served initially as Director of Finance and subsequently as Controller for SeraCare Life Sciences, Inc., a manufacturer of plasma-based products. From September 2002 to December 2003, Mr. Roper served as Accounting Manager for Nanogen, Inc., a developer of diagnostic products. Mr. Roper previously served as an auditor with PricewaterhouseCoopers, and a Bank and Information Systems Examiner with the Office of the Comptroller of the Currency. Mr. Roper received a B.S. in Finance and an M.S. in Corporate Accountancy from San Diego State University. Mr. Roper is a licensed C.P.A.

Andrew K. Balo has served as our Senior Vice President of Clinical and Regulatory Affairs and Quality Assurance since March 2008, and from February 2002 to March 2008, served as our Vice President of Clinical and Regulatory Affairs. From June 1999 to February 2002, Mr. Balo served as Vice President, Regulatory and Clinical Affairs of Innercool Therapies, Inc., a medical technology company. Mr. Balo received a B.S. from the University of Maryland.

Richard Doubleday has served as our Vice President of Sales since June 2009. From May 1988 to June 2009, Mr. Doubleday served in various roles for Johnson & Johnson, Inc., or J&J, including Director of Marketing for J&J subsidiary Animas Corporation, a manufacturer of insulin pumps, from July 2006 to June 2009, and Field Sales Director for J&J subsidiary LifeScan, Inc., a manufacturer of blood glucose monitoring systems, from August 2002 to October 2005. Mr. Doubleday received a B.A. from Michigan State University.

Peter Gerhardsson has served as our Vice President of International Business Development since September 2008. From May 2005 to May 2008 he served as Vice President of Corporate Social Responsibility for Novo Nordisk A/S, a global healthcare company specializing in diabetes care. From March 2002 to March 2005, he served as Business Director for the European Diabetes division of Medtronic, Inc., a medical device company. Mr. Gerhardsson received a B.S. from Lund University, Sweden.

Claudia Graham has served as our Vice President of Marketing since September 2008. From October 2002 to June 2009, Ms. Graham served as a Vice President of Global Therapy Access at Medtronic, Inc., and, from September 1999 to September 2002, as a Vice President of Marketing and Product Development at MiniMed, Inc., which was acquired by Medtronic, Inc. Ms. Graham received a B.A. from the University of Southern California, and a Ph.D. from the University of Southern California. Subsequent to her Ph.D., she received a Masters in Public Health from the University of California, Los Angeles.

Laura Johnson has served as our Vice President of Intellectual Property since September 2008. Previously, Ms. Johnson served as our Director of Intellectual Property from September 2005 to September 2008, and from May 2003 to August 2005 Ms. Johnson served as our Manager of Intellectual Property. Ms. Johnson received a B.S. in Mechanical Engineering from Grove City College.

John Lister has served as our Vice President of Legal Affairs since May 2009. From January 2008 to May 2009, Mr. Lister served as our Director of Legal Affairs. Mr. Lister served as a corporate attorney for Fenwick & West LLP from June 2004 to January 2008, where he specialized in corporate finance, mergers and acquisitions, corporate compliance and general business matters for life sciences and technology companies. Mr. Lister received a B.A. from Claremont McKenna College, and a J.D. from the University of San Francisco. Mr. Lister is a member of the State Bar of California.

Jeffrey Moy has served as our Vice President of Operations since September 2008. Previously, Mr. Moy served as our Senior Director of Manufacturing from September 2007 to September 2008. From April 2004 to August 2007, Mr. Moy served as Senior Director of Manufacturing for Biosite, Inc., a manufacturer of diagnostic products for laboratory medicine. Mr. Moy received a B.S. from the University of Pennsylvania and a Masters in Engineering from Cornell University.

Steven R. Pacelli was promoted to Chief Administrative Officer in December 2008. Previously, Mr. Pacelli served as our Senior Vice President of Corporate Affairs from July 2007 to December 2008, and as our Vice President of Legal Affairs from April 2006 to July 2007. From March 2003 to April 2006, Mr. Pacelli served as a corporate attorney with Stradling Yocca Carlson & Rauth where he specialized in public and private finance, mergers and acquisitions and general corporate matters for life sciences and technology companies. From February 2001 to March 2003, Mr. Pacelli served as Vice President of Corporate Development, Secretary and General Counsel of Axcelerant, Inc., a provider of secure managed business network services. From January 2000 to January 2001, Mr. Pacelli served as Vice President, Secretary and General Counsel of Flashcom, Inc., a provider of consumer broadband DSL services. Mr. Pacelli received a B.A. from the University of California, Los Angeles and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

Jorge Valdes has served as our Senior Vice President of Operations since July 2007, and from November 2005 to July 2007, served as our Vice President of Engineering. From July 1999 to March 2005, Mr. Valdes served as Vice President of Engineering at Advanced Fibre Communications, or AFC, a provider of broadband access solutions. Mr. Valdes also served as General Manager for the fiber to the premise (FTTP) business unit of AFC beginning in May 2004. Mr. Valdes received a B.S. and an M.B.A. from the University of Miami, Florida.

Richard Yang has served as our Vice President of Strategic Affairs since September 2008. Previously, Mr. Yang served as our Director of Hospital Technologies since September 2007. Mr. Yang served as a Marketing Director at Pegasus Biologics, Inc., a medical device company, from October 2006 to September 2007, as a Senior Marketing Manager at Kinetikos Medical, Inc., a manufacturer of orthopedic implants and surgical devices, acquired by Integra LifeSciences Holdings Corporation, from April 2006 to October 2006, as a Neurosurgery Marketing Manager at Karl Storz Endoscopy from February 2005 to March 2006, and as a Senior Business Development Manager in the Diabetes Business for Medtronic, Inc. from March 1998 to November 2004. Mr. Yang received a B.S. from the University of California, Irvine.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of the Board of Directors has principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The committee’s duties include evaluating the performance and advising the Board on the compensation of our Chief

Executive Officer, and setting the compensation of our other executive officers and directors, as well as performing oversight of our compensation arrangements, plans, policies and programs for employees generally.

General Objectives and Philosophy

Our philosophy for all employees, including our executive officers, is to relate compensation to corporate performance, while providing a total compensation package that is competitive and enables us to attract, motivate, reward and retain executive officers and employees. Different compensation elements are geared to reward short and longer-term performance with a common goal of increasing value for our key constituencies—patients, healthcare providers, employees and our stockholders. We believe that the compensation of our executive officers and employees should reflect our success as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our compensation committee. In addition, we strive to promote an ownership mentality among our executive officers and employees, which we believe is best achieved through our stock option and other equity incentive programs. As a significant part of our efforts to achieve profitability, we endeavor to conserve our cash resources. To that end, one important aspect of our overall compensation philosophy is to minimize cash compensation relative to our peer group of companies in favor of equity compensation, which we believe best aligns the interests of our employees with our stockholders. Above all, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all key constituencies.

Compensation Consultant Engagement

In November 2006, in preparation for establishing 2007 compensation levels, our compensation committee solicited proposals from three separate compensation consultants and retained the services of Compensia, Inc. (“Compensia”) who had not before conducted any business directly with our company. Compensia was charged, among other things, with conducting a competitive assessment of our executive compensation. In addition to talking to members of our compensation committee and participating in meetings of the compensation committee, Compensia analyzed publicly available compensation related data and worked with our Chief Executive Officer to obtain historical data and insight into our previous compensation practices. In preparing its analysis, Compensia utilized a peer group of companies consisting of firms directly comparable in size and industry to ours, as well as firms which, although substantially larger in size, are direct competitors to us for valued employees in the medical technology business, and included the following companies:

Abbott Laboratories	Johnson & Johnson

Medtronic, Inc.	Conceptus, Inc.

Ev3, Inc.	Home Diagnostics, Inc.

Northstar Neuroscience, Inc.	NuVasive, Inc.

Orthovita, Inc.	Thoratec Corp.

Volcano Corporation

Our Chief Executive Officer and the Chairman of our compensation committee assisted Compensia in ensuring the peer group used was appropriate. Our compensation committee did not engage Compensia or any other compensation consultant to perform a base salary and cash bonus compensation analysis for fiscal 2009, because, in an effort to conserve our cash resources, the compensation committee elected not to increase the base salaries of any executive officer salaries during fiscal 2009. To ensure optimal alignment of our compensation practices with the interests of our stockholders and other key constituencies, the compensation committee engaged Compensia in November 2009 to perform analysis on our compensation practices beyond 2009.

Named Executive Officers for Fiscal 2009

For fiscal 2009, our named executive officers were:

Terrance Gregg, President and Chief Executive Officer;

Jess Roper, Vice President and Chief Financial Officer;

Richard Doubleday, Vice President of Sales;

John Lister, Vice President of Legal Affairs; and

Steven Pacelli, Chief Administrative Officer.

Mr. Doubleday and Mr. Lister are named executive officers for fiscal 2009 primarily because we granted stock options during 2009 only to newly hired or promoted executive officers, and did not issue annual stock option grants to executive officers during 2009. Mr. Doubleday received a new hire stock option grant in June 2009, and Mr. Lister received a promotion stock option grant in May 2009. Because we granted stock options to our executive officers in 2010, we expect Jorge Valdes and Andrew Balo, along with Terrance Gregg, Jess Roper and Steven Pacelli to comprise our named executive officers for fiscal 2010, as they were during fiscal 2008. Accordingly, the fiscal 2009 compensation for each of Jorge Valdes and Andrew Balo are also discussed and disclosed.

Elements of our Compensation

Elements of compensation for our employees, including our executive officers, include:

•	base salary that is designed primarily to be competitive with base salary levels in effect at comparable medical technology companies with which we compete for personnel;

•	cash bonuses tied to the achievement of annual performance goals established by the compensation committee; and

•	long-term equity incentives, including stock option and restricted stock grants, to strengthen the mutuality of interests between our employees and our stockholders.

Base Salary

We provide our executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. We determine base salaries for our executive officers based in part on our review of prevailing compensation practices in our peer group. The compensation committee reviews competitive market information with our Chief Executive Officer for each executive officer. The compensation committee recommends to the Board the Chief Executive Officer’s compensation. In addition, at the beginning of each fiscal year, the compensation committee reviews each executive officer’s performance for the last year and objectives for the next year, together with the executive officer’s responsibility and experience level. The compensation committee also considers our overall fiscal performance compared to our fiscal objectives and performance targets. The relative weight given to these factors varies with each individual at the discretion of the committee.

On January 7, 2009, the compensation committee approved 2009 base salaries for our named executive officers. In an effort to conserve our cash resources, for 2009 there were no increases in the base salaries of our named executive officers. The annual base salary in fiscal 2009 for Terrance Gregg was $420,000; for Jess Roper was $200,000; for Richard Doubleday was $220,000; for John Lister was $190,000; for Steven Pacelli was $260,652; for Jorge Valdes was $254,400; and for Andrew Balo was $255,000.

Bonus Plans

Our cash bonus plans are designed to reward our executives for the achievement of shorter-term goals, principally relating to the achievement of revenue targets and operational performance goals. Target goals are generally developed through our annual financial planning process, whereby we assess our future operating environment and build projections on anticipated results. The compensation committee believes revenue targets and operational performance goals are effective measurements in assessing how well or how poorly we are performing from a financial and development standpoint. It is our general philosophy that management be rewarded for their performance as a team in the attainment of these goals. We believe that this is important in aligning our executive officers and employees and promoting teamwork among them. As a result, our practice is to establish identical revenue targets and performance goals for all our executive officers and employees.

On January 7, 2009, our compensation committee approved a bonus plan for fiscal 2009 (“2009 Plan”). Under the 2009 Plan, the target bonus for the Chief Executive Officer was 50% of his base salary, the target bonus for our Chief Administrative Officer was 40% of his base salary, the target bonus for each of our Senior Vice Presidents was 35% of their respective base salaries and the target bonus for our Vice Presidents was 25% of their respective base salaries.

For fiscal 2009, the compensation committee identified product revenue as a key measure of our progress towards profitability as well as our growth in terms of number of customers served and their utilization of our products. To incentivize our focus on revenue growth, the weighted payout under the 2009 Plan was such that 70% of any bonus payable was based on achieving certain annual revenue goals (the “Revenue Component”). In addition, since continued development of our technology and achieving steps towards commercializing future products will also add to our overall value, 30% of any bonus payable under the 2009 Plan was based on achieving certain performance milestones (the “Performance Component”).

Under the 2009 Plan, no portion of the Revenue Component could be paid unless we met the specified minimum product revenue target for fiscal 2009 of $13 million. Upon achievement of this minimum revenue target, each eligible participant was eligible to receive a bonus award of 80% of their targeted Revenue Component. Upon achievement of 100% of our revenue target for fiscal 2009 of $15 million, each eligible participant was eligible to receive a bonus award of 100% of their targeted Revenue Component. If we exceeded our fiscal 2009 revenue target, the eligible participants were eligible to receive bonuses at various increased amounts up to a maximum of 175% of their targeted Revenue Component. The revenue target of $15 million was established at a level that we believed to be achievable, but would have required better than expected performance by us and each of our named executive officers. During 2009, we generated revenue of approximately $18 million. Accordingly, the eligible participants received a bonus of 125% of the targeted Revenue Component.

Under the Performance Component, bonus amounts could also be paid to the eligible participants if we achieved specified performance milestones in addition to achieving at least the minimum revenue goal. Eligible participants were eligible to receive 25% of their targeted Performance Component for achievement of each of four performance milestones related to advancement of our technology development and commercialization efforts during fiscal 2009. We achieved the first performance milestone, which related to the commercial launch of our SEVEN PLUS during the first half of 2009. We achieved the second performance milestone, which related to the launch of our SEVEN PLUS in Europe in 2009. We achieved the third milestone, which related to our efforts to collaborate with a partner on the continued development of our in-hospital blood glucose monitoring system. Last, we failed to achieve the fourth performance milestone which related to filing for a CE Mark during 2009 on a combined continuous glucose monitoring and insulin pump product. Accordingly, eligible participants received 75% of their Performance Target. These performance milestones were designed to require improvement upon past levels of performance, and as such we considered them significantly challenging to achieve. However, because of the uncertainties associated with being a growing company, the compensation committee could not, and did not undertake to, make a specific determination as to the probability of achieving any of these milestones, or meeting or exceeding revenue targets, at the time they were set.

Stock Option and Equity Incentive Programs

We grant equity awards to our executive officers and key employees based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. We intend our equity award program to be the primary vehicle for offering long-term incentives and rewarding our executive officers and other key employees. We also regard our equity award program as a key retention tool. The retentive aspect of our equity award program is a very important factor in our determination of the type of award to grant and the number of shares underlying the equity award that are granted. We also consider the number of vested equity awards currently held by our executive officers in determining additional grants. During 2009, Mr. Doubleday and Mr. Lister received the only two equity awards granted to named executive officers. Mr. Doubleday received his stock option grant upon commencement of his employment with the company, and Mr. Lister received his stock option grant in connection with his promotion to Vice President of Legal Affairs. Historically, we have granted stock options to purchase 100,000 shares of our common stock to newly hired employees with the rank of vice president. To attract and retain highly qualified individuals while also conserving our cash resources we have issued equity to newly hired vice presidents at above the 50th percentile as compared to our peer group of companies. Mr. Doubleday’s grant of 100,000 stock options was consistent with this practice. We typically have granted stock options to purchase 50,000 shares of our common stock to newly promoted employees with a rank of vice president to ensure that such promoted employee holds approximately 100,000 stock options at the time of the promotion. Mr. Lister’s grant of 50,000 stock options was consistent with this practice. The rationale underlying these practices is to equalize, while also accounting for experience level and tenure with the company, the equity held by each executive officer at each level to promote teamwork and unity amongst our management.

Because of the direct relationship between the value of a stock option (which is the right to purchase a share of our common stock at a predetermined price) or share of restricted stock and the fair market value of our common stock, we believe that granting stock options and shares of restricted stock is the best method of motivating our executive officers and employees in a manner that is consistent with the interests of our company and our stockholders. Grants to newly hired executive officers are approved by the compensation committee and are effective on the executive’s first day of employment. We typically grant stock options to certain of our executives and other key employees annually in conjunction with the review of their individual performance. The exercise price of these stock option grants is equal to the fair market value of our common stock on the date of grant. These reviews take place in conjunction with a meeting of the compensation committee and with the release of our fiscal year end earnings results. Because in May 2008, and again in December 2008, we granted stock options to certain executives and employees, as we believed that the granting of stock options was the best way to reward them for and to motivate them toward superior performance, as well as to retain their services during a difficult economic environment, we did not grant annual stock options to our executives during 2009 outside of promotion or new hire grants. We may utilize other forms of equity awards as and when we deem appropriate, particularly in response to changes in tax and accounting treatment of awards. Accordingly, the compensation committee plans to utilize restricted stock and fewer stock options as a means to retain, reward and motivate our executive officers and key employees in fiscal 2010, which would provide an incentive to an employee to spend an extended portion of time with us and to build value over time.

The Board has authorized our Chief Executive Officer, Chief Administrative Officer or Senior Vice President of Operations to approve grants of up to 50,000 shares of stock options to non-executive employees between regularly scheduled meetings of the compensation committee, up to an aggregate of 300,000 stock option awards in any calendar year. The grant date for any of these stock option awards is the date on which our Chief Executive Officer, Chief Administrative Officer or Senior Vice President of Operations approves the grant for the newly hired employee, and it is our practice to have our Chief Executive Officer approve stock option awards on a bi-weekly basis. The exercise price of all stock options is set at the closing price of our common stock on the NASDAQ Global Market on the grant date. With respect to executive officers, initial option grants typically vest as to 25% of the shares on the first anniversary of the date of grant with the remainder vesting ratably over a 36-month period thereafter. Subsequent stock option grants to executive officers typically vest ratably over a 48 month period.

Our insider trading policy prohibits all officers, directors and employees from speculating in our common stock, which includes, but is not limited to, short selling (profiting if the market price of the securities decreases);

buying or selling publicly traded options, including writing covered calls; and hedging or any other type of derivative arrangement that has a similar economic effect.

Perquisites and Certain Other Benefits

We limit the perquisites that we make available to our executive officers in an effort to conserve our financial resources. Except for certain severance and change of control agreements described below, our executives are not entitled to any benefits that are not otherwise available to all of our employees. In addition, it should be noted that we do not provide pension arrangements, and aside from COBRA benefits, post-retirement health coverage, or similar benefits for our executives or employees. Our health and insurance plans are the same for all employees.

Termination and Change of Control

Our severance and change of control agreements are designed to facilitate our ability to attract and retain executives as we compete for talent in a marketplace where such protections are commonly offered. The severance benefits described below are designed to ease an employee’s transition due to an unexpected employment termination by us due to ongoing changes in our employment needs. The material terms of our change of control agreements were determined through benchmarking the change of control arrangements with our peer group and other similar companies. Our change of control agreements encourage executives to remain focused on our business in the event of rumored or actual fundamental corporate changes.

In June 2007, we entered into an Executive Change of Control and Severance Agreement with Mr. Gregg, and in December 2008, the compensation committee also approved a form of Amended and Restated Executive Change of Control and Severance Agreement (collectively, the “Change of Control Agreement”) that was entered into by each of our Chief Financial Officer, our other named executive officers and our other executive officers ranking vice president and above. We entered into the Change of Control Agreement as part of our ongoing, periodic review of our compensation and benefits programs, in recognition of the importance to us and to our stockholders of avoiding the loss and distraction of key management personnel that may occur if such key personnel are concerned about their job security in connection with actual or rumored corporate changes, and to help us attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky without these arrangements.

The Change of Control Agreement provides that in the event of a change of control while the covered officer is employed by us, or in the event that the covered officer is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change of control transaction, or (ii) the execution of a definitive agreement with respect to a change of control transaction, in either case provided that the change of control with the party to the letter of intent or definitive agreement is consummated within two years following such execution, and ends (2) on the date such change of control becomes effective, the vesting of all of the shares subject to all options held by the covered officer and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreement will be accelerated in full. We believe the structure of this change of control arrangement protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any benefits in connection with a change of control, our executives could be less motivated to pursue a potential acquisition or continue working for us during a transition after an acquisition, even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. As a result, we believe that these benefits further incentivize our executive officers to continue to create value for us and our stockholders.

The Change of Control Agreement also provides that, in the event we terminate a covered officer without cause (as defined therein) or the covered officer resigns due to a constructive termination (as defined therein) the covered officer will receive twelve months salary in a lump sum as severance and twelve months of vesting acceleration of all of the shares subject to all options held by the covered officer and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreement. In each case, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the covered officer’s execution and delivery of a general release and waiver of all claims. The Change of Control Agreement represents the complete and exclusive statement of agreement between the covered officers and us with respect to vesting acceleration or severance and supersedes any other agreements or promises made to the covered officers with respect to vesting acceleration or severance. The amounts payable upon a covered officer’s termination of employment or upon a change of control are calculated on a hypothetical basis and set forth in the section entitled “Employment, Severance and Change of Control Arrangements” below.

Accounting and Tax Considerations

Since January 1, 2006, we have accounted for stock-based payments in accordance with the requirements of FASB ASC Topic 718. Section 162(m) of the Code limits our deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The committee believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as “performance-based compensation.” Our equity plan, in its present form, meets the requirements for obtaining tax deductibility. We intend to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code section 162(m) in the future to the extent consistent with our best interests.

Summary Compensation Table

The following table presents compensation information for the year ended December 31, 2009 awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers. We refer to these executive officers as our named executive officers elsewhere in this proxy statement. Each of Jorge Valdes and Andrew Balo were named executive officers during 2008, and we expect them each to be named executive officers for fiscal 2010. Accordingly, we have also included Mr. Valdes and Mr. Balo in each of the compensation tables that follow.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Terrance H. Gregg	2009	$420,000	$—	$—		$—	231,000	$3,620	$654,620
President and Chief Executive Officer(4)	2008	$423,232	$—	$825,214	(5)	$2,238,364	—	$4,016	$3,490,826
	2007	215,384	119,533	—		3,533,522	—	811	3,869,250

Jess Roper	2009	$200,000	$—	$—		$—	55,000	$6,121	$261,122
Vice President and	2008	192,209	—	—		472,025	—	5,055	669,289
Chief Financial Officer(6)	2007	136,362	35,000	10,875	(7)	121,922	—	3,952	308,111

Steven R. Pacelli	2009	$260,652	$—	$—		$—	114,687	$11,523	$386,862
Chief Administrative Officer(8)	2008	250,620	—	—		638,125	—	11,502	900,247
	2007	226,056	46,400	—		631,528	—	4,270	908,254

Richard Doubleday	2009	$110,000	$—	$—		$365,690	42,350	$10,461	$528,501
Vice President of Sales(9)	2008	—	—	—		—	—	—	—
	2007	—	—	—		—	—	—	—

John Lister	2009	$185,050	$—	$—		$138,875	52,250	$18,232	394,407
Vice President of Legal Affairs(10)	2008	160,193	76,500	—		280,964	—	16,508	534,164
	2007	—	—	—		—	—	—	—

Jorge Valdes	2009	$254,400	$—	$—		$—	97,944	$18,387	$370,731
Sr. Vice President of Operations	2008 2007	256,224 235,294	— 48,000	— —		638,125 631,528	—	18,154 12,050	912,494 926,872

Andrew Balo	2009	$255,000	$—	$—		$—	98,175	$18,402	$371,577
Sr. V.P., Clinical & Regulatory Affairs & Quality Assurance	2008 2007	255,897 236,616	— 47,557	— —		638,125 531,260	— —	18,172 12,058	912,194 827,491

(1)	These amounts reflect the grant date fair value of options granted during 2007, 2008 and 2009, computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 9 to our consolidated financial statements included in our Annual Report or Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 9, 2010.

(2)	Amounts were earned under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Elements of our Compensation Plans—Bonus Plan.”

(3)	These amounts represent premiums paid to various employee health and life insurance policies.

(4)	Mr. Gregg began serving as our President and Chief Executive Officer on June 19, 2007 and the compensation information in this table reflects his earnings as an employee and do not reflect his compensation as a non-employee director prior to June 19, 2007. Mr. Gregg’s compensation for 2007 as a non-employee director was $137,622, $12,620 of which were fees earned or paid in cash, and $125,002 of which were related to option grants, which figure reflects the grant date fair value of such option grant.

(5)

Pursuant to Mr. Gregg’s original offer letter agreement dated June 19, 2007 (the “Employment Date”), Mr. Gregg was to receive an option to purchase 1,355,000 shares of our common stock under our 2005 Equity Incentive Plan on the Employment Date. Due to limitations set forth in the 2005 Equity Incentive

Plan, we were able to grant Mr. Gregg an option to purchase 962,000 shares of our common stock on the Employment Date. Pursuant to his amended offer letter, we granted Mr. Gregg an additional stock option to purchase 393,000 shares of our common stock under the 2005 Equity Incentive Plan on January 2, 2008 (the “Additional Option Grant Date”). In addition, Mr. Gregg was granted 92,213 shares of restricted stock pursuant to his amended offer letter. This restricted stock vests in thirty equal monthly installments.

(6)	Mr. Roper began serving as our Interim Chief Financial Officer on July 31, 2007 and received a salary increase to $154,000 annually. Mr. Roper was promoted to Vice President and Chief Financial Officer on March 13, 2008 and received a salary increase to $200,000 annually. The compensation detailed for 2007 in the table above reflects earnings Mr. Roper received prior to and after his appointment as Interim Chief Financial Officer. The compensation detailed for 2008 in the table above reflects earnings Mr. Roper received prior to and after his promotion to Vice President and Chief Financial Officer.

(7)	Mr. Roper received a restricted stock grant of 1,500 shares on March 9, 2007, which vests in four annual equal installments.

(8)	Mr. Pacelli served as Senior Vice President of Corporate Affairs until December 15, 2008 and was promoted to Chief Administrative Officer on December 15, 2008.

(9)	Mr. Doubleday began serving as our Vice President of Sales effective on June 22, 2009.

(10)	Mr. Lister was promoted to serve as our Vice President of Legal Affairs on May 19, 2009. Mr. Lister joined us on January 14, 2008 as our Director of Legal Affairs. The compensation detailed for 2008 in the table above reflects earnings Mr. Lister received prior to his appointment as Vice President of Legal Affairs, and the compensation detailed for 2009 in the table above reflects earnings Mr. Lister received prior to and after his promotion.

Grants of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid or payable in 2009 under our performance-based, non-equity incentive plan, and with regard to each equity award granted to each named executive officer during 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other: Option Awards Number of Shares Underlying Option Awards(2)	Exercise price of Option Awards	Grant Date Fair Value of Option Awards (3)
		Threshold(1)	Target(1)	Maximum(1)
Terrance H. Gregg	N/A	$117,600	$210,000	$320,250

Jess Roper	N/A	28,000	50,000	76,250

Steven R. Pacelli	N/A	58,386	104,261	158,998

Richard Doubleday		30,800	55,000	83,875
	6/22/09					100,000	6.03	365,690

John Lister		26,600	47,500	72,438
	5/19/09					50,000	4.58	138,875

Jorge Valdes	N/A	49,862	89,040	135,786

Andrew Balo	N/A	49,980	89,250	136,106

(1)	Represents threshold, target and maximum potential payments under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Elements of our Compensation Plans—Bonus Plan.”

(2)	All option awards granted in 2009 were made under our 2005 Equity Incentive Plan. Each option set forth above vests with respect to 1/4th of the shares on the one year anniversary of the grant date and continues to vest as to 1/48th of the shares each month thereafter. Options expire ten years from the date of grant.

(3)	These amounts reflect the grant date fair value of options granted during 2009.

Outstanding Equity Awards at December 31, 2009

The following table provides information regarding each vested and unvested stock option and stock award held by each named executive officer as of December 31, 2009.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(1)			Option Exercise Price(2)	Option Expiration Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested
	Vested	Unvested
Terrance H. Gregg	61,249	183,751		$3.19	12/11/2018	21,517		$173,621
	301,300	91,700	(3)	8.95	1/2/2018
	801,666	160,334	(4)	6.85	6/19/2017
	31,890	—		7.31	5/23/2017
	20,000	—		21.00	5/19/2016
	25,000	—		13.99	5/19/2015

Jess Roper	11,249	33,751	(5)	3.19	12/11/2018	750	(6)	6,052
	39,583	60,417	(5)	7.63	5/19/2018
	14,583	10,417		7.79	8/2/2017
	3,093	1,407		7.25	3/9/2017
	15,000	—		10.00	3/11/2015

Steven R. Pacelli	36,250	108,750	(5)	3.19	12/11/2018	—		—
	39,583	60,417	(5)	7.63	5/19/2018
	58,333	41,667	(5)	7.79	8/2/2017
	37,812	17,188		7.25	3/9/2017
	41,666	8,334		11.33	8/8/2016
	91,666	8,334		20.65	4/17/2016

Richard Doubleday	—	100,000		6.03	6/22/2019	—		—

John Lister	—	50,000		4.58	5/19/2019	—		—
	3,125	9,375		3.19	12/11/2018
	2,968	4,532		7.63	5/19/2018
	23,958	26,042		8.85	1/14/2018

Andrew Balo	36,250	108,750	(5)	3.19	12/11/2018	—		—
	39,583	60,417	(5)	7.63	5/19/2018
	26,041	23,959		8.94	11/2/2017
	51,562	23,438		7.25	3/9/2017
	25,000	—		14.30	12/7/2015
	97,222	—		2.40	12/24/2014
	15,416	—		0.50	2/10/2014
	28,466	—		0.50	1/30/2013

Jorge Valdes	36,250	108,750	(5)	3.19	12/11/2018	—		—
	39,583	60,417	(5)	7.63	5/19/2018
	58,333	41,667	(5)	7.79	8/2/2017
	37,812	17,188		7.25	3/9/2017
	38,541	11,459		10.48	11/16/2016
	100,000	—		13.45	11/1/2015

(1)	Except as otherwise footnoted here, each of these options vest over four years, with 25% vesting after one year and an additional 1/48th of the total number of shares vesting each month thereafter.

(2)	Represents the fair market value of a share of our common stock, as determined by our Board of Directors, on the option’s grant date. Please see “Compensation Discussion and Analysis—Elements of Our

Compensation Plans—Stock Option and Equity Incentive Programs” above for a discussion of how we have valued our common stock.

(3)	This option grant vests in equal monthly installments over 30 months.

(4)	This option grant vests in equal monthly installments over 36 months.

(5)	These option grants vest in equal monthly installments over 48 months.

(6)	Mr. Roper holds 1,500 shares of restricted stock that vests in four equal annual installments, 750 of which were vested as of December 31, 2009.

2009 Option Exercises and Stock Vested

The following table shows stock awards that vested during fiscal 2009. None of our named executive officers exercised stock options in fiscal 2009.

	Number of Shares Acquired on Vesting	Value Realized on Vesting
Terrance H. Gregg	36,885	$201,663
Jess Roper	375	1,297

Employment, Severance and Change of Control Arrangements

In June 2007, we entered into an Employment Agreement with our President and Chief Executive Officer, Terrance Gregg, as amended in December 2008 (the “Gregg Employment Agreement”). Under the Gregg Employment Agreement, in the event we terminate Mr. Gregg’s employment without cause or he is constructively terminated, he will receive 12 months salary as severance and 12 months of vesting acceleration of all of the shares subject to all options held by Mr. Gregg and any other stock awards that the Board of Directors determines should be subject to the provisions of the Gregg Employment Agreement. In addition, all stock options granted to Mr. Gregg, whether currently outstanding or granted in the future, will immediately vest upon a change of control.

The following table summarizes the potential payments and benefits payable to Mr. Gregg upon termination of employment or a change of our control under each situation listed below, modeling, in each situation, that Mr. Gregg was terminated on December 31, 2009. The Gregg Employment Agreement requires that the severance payment be in a lump sum.

Executive Benefits and Payments Upon Termination:	Involuntary Termination Not For Cause	Constructive Termination	Following a Change of Control
Base salary	$420,000	$420,000	$420,000
Value of accelerated equity awards(1)	$668,128	$668,128	$1,265,933

(1)	Represents the value of accelerated vesting of Mr. Gregg’s stock options and restricted stock. The closing price of our common stock on December 31, 2009 was $8.07, which was less than the exercise price of options to purchase 455,000 shares of our common stock held by Mr. Gregg.

We have also entered into change of control arrangements with Mr. Roper, Mr. Doubleday, Mr. Lister, Mr. Pacelli, Mr. Balo and Mr. Valdes. The Change of Control Agreements provide that in the event of a change of control while the executive is employed by us, or in the event that the executive is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change of control transaction, or (ii) the execution of a definitive agreement with respect to a change of control transaction, in either case provided that the change of control with the party to the letter of intent or definitive agreement is consummated within two years following such execution, and ends (2) on the date such change of control becomes effective, the vesting of all of the shares subject to all options held by the executive and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreements will be accelerated in full. The Change of Control Agreements also provide that, in the event we terminate the executive without cause or the executive resigns due to a constructive termination, the executive will receive a lump sum payment equal to twelve months salary as severance and twelve months of vesting acceleration of all of the shares subject to all options held by the executive and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreement. In each case, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims. The Change of Control Agreement represents the complete and exclusive statement of agreement between the executive and us with respect to vesting acceleration or severance and supersedes any other agreements or promises made to the executive with respect to vesting acceleration or severance.

The following table summarizes the potential payments and benefits payable to each of Mr. Roper, Mr. Doubleday, Mr. Lister, Mr. Pacelli, Mr. Balo and Mr. Valdes upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Roper, Mr. Doubleday, Mr. Lister, Mr. Pacelli, Mr. Balo and Mr. Valdes were terminated on December 31, 2009.

Name of Executive:	Balo		Doubleday		Lister			Pacelli		Roper		Valdes
	Severance	Value of Accelerated Stock Options	Severance	Value of Accelerated Stock Options	Severance	Value of Accelerated Stock Options		Severance	Value of Accelerated Stock Options	Severance	Value of Accelerated Stock Options and Restricted Stock	Severance	Value of Accelerated Stock Options
Involuntary Termination Not For Cause or Constructive Termination	$255,000	$203,275(1)	$220,000	$51,000	$190,000	$59,700	(1)	$260,652	$206,175(1)	$200,000	$71,598(1)(2)	$254,400	$206,175(1)
Termination Following a Change of Control	$255,000	$576,508(1)	$220,000	$204,000	$190,000	$222,244	(1)	$260,652	$583,044(1)	$200,000	$201,411(1)(2)	$254,400	$583,044(1)

(1)	The closing price of our common stock on December 31, 2009 was $8.07, less than the exercise price of a portion of options held.

(2)	$3,026 of which represents the value of accelerated vesting of Mr. Roper’s restricted stock.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2009, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by stockholders(1)(2)	7,971,531	$7.12	985,050
Equity compensation plans not approved by stockholders(3)	—	—	—

Total	7,971,531	$7.12	985,050

(1)	Includes the 1999 Stock Option Plan, the 2005 Equity Incentive Plan (the “2005 Plan”) and the 2005 Employee Stock Purchase Plan. 136,434 shares under column (c) are attributable to our 2005 Equity Incentive Plan and 848,616 are attributable to our 2005 Employee Stock Purchase Plan. Each of the 2005 Plan and 2005 Employee Stock Purchase Plan contain provisions that provide for automatic increases to the authorized number of shares of up to 3% and 1%, respectively, to occur on January 1 of each year. Does not include increase of 1,381,338 shares to number of authorized shares under the 2005 Plan that occurred on January 1, 2010 pursuant to the 2005 Plan’s automatic increase in authorized shares. Does not include increase of 460,446 shares to number of authorized shares under the 2005 Employee Stock Purchase Plan that occurred on January 1, 2010 pursuant to the 2005 Employee Stock Purchase Plan’s automatic increase in authorized shares.

(2)	Shares reserved for future issuance under the 2005 Plan may be granted as restricted stock.

(3)	As of December 31, 2009, we did not have any equity compensation plans that were not approved by our stockholders.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Jonathan Lord, Chairman
Donald A. Lucas Eric Topol

CERTAIN TRANSACTIONS WITH RELATED PERSONS

From January 1, 2009 to the present, there have been no, and there are no currently proposed transactions in which the amount involved exceeded $120,000 to which we were or will be a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Our audit committee reviews the fairness and determines approval of any proposed transaction between us and management or other related parties (other than transactions that are subject to review by the compensation committee) that are brought to the attention of the audit committee. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of our relationship with the other individual or entity; and whether the person has access to confidential company information.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of DexCom will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to American Stock Transfer and Trust Company at 59 Maiden Lane, Plaza Level, New York, New York, 10038. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

A copy of our annual report to stockholders, which includes financial statements, is being mailed with this proxy statement.

We have filed our annual report on Form 10-K for the fiscal year ended December 31, 2009 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a DexCom stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

Requests for copies of our annual report to stockholders or our annual report on Form 10-K should be directed to Investor Relations, DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

By Order of the Board of Directors

Terrance H. Gregg

Chief Executive Officer and President

San Diego, California

April 14, 2010

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2010

The undersigned hereby appoints Terrance H. Gregg and Jess Roper, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of DexCom, Inc. which the undersigned may be entitled to vote at the 2010 Annual Meeting of Stockholders of DexCom, Inc. to be held on May 19, 2010 at 2:00 p.m. local time at the Hotel Solamar located at 435 6th Avenue, San Diego, California 92101, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

VOTING INSTRUCTIONS:

Complete, sign, date and promptly return this proxy card in the postage-paid envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW.

PROPOSAL 1:	To elect the Class II directors to hold office until our 2013 Annual Meeting of Stockholders.

☐	FOR the nominees listed below (except as marked to the contrary below).	☐	WITHHOLD authority to vote for the nominees listed below.	☐	FOR All Except (see instructions below)

Nominees:	Donald A. Lucas and Jay S. Skyler, M.D.

Instruction: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write the name of the nominee you wish to withhold on the line below.

PROPOSAL 2:	To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.